EXHIBIT 10.3

FORM OF AMENDED AND RESTATED EXECUTIVE TERMINATION AGREEMENT

BETWEEN MYKROLIS CORPORATION AND EACH OF JEAN-MARC PANDRAUD,

BERTRAND LOY, PETER W. WALCOTT, FRED FAULKNER, JOHN GERARD

MACKAY AND TAKASHI MIZUNO.

AMENDED AND RESTATED EXECUTIVE TERMINATION AGREEMENT

This Amended and Restated Agreement (“Agreement”) between MYKROLIS CORPORATION, a Delaware corporation with offices at 129 Concord Road, Billerica, Massachusetts 01821 (“Mykrolis” or the “Company”) and                          (the “Executive”) dated March     , 2005.

RECITALS

A.	The Executive is an officer and key member of Mykrolis’ management.

B.	Mykrolis believes that it is in the best interests of the Company and of its stockholders, to provide for the continuity of management in general and the retention of Executive in particular, in the event of a Change of Control of the Company.

C.	The Executive and the Company have entered into an Executive Termination Agreement, dated October 21, 2001 (the “prior agreement”); the Executive and the Company wish to amend and restate that prior agreement to contain the terms set forth herein.

D.	This Agreement is not intended to alter materially the compensation, benefits or terms of employment that the Executive could reasonably expect in the absence of a Change of Control of Mykrolis, but is intended to encourage and reward Executive’s willingness to remain in his position with the Company and Executive’s compliance with the wishes of the Mykrolis Board of Directors whatever they may be in the event that a Change of Control occurs.

NOW THEREFORE, in consideration of the foregoing premises, of the mutual promises of the Parties made herein and of other consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

SECTION 1. DEFINITIONS. The following terms when used in this Agreement or any Exhibit hereto with initial capital letters shall have the meanings assigned to them below. Other terms defined elsewhere in this Agreement shall have the respective meanings assigned to them at the location of their definition.

1.01.	The term “Change of Control” shall have the meaning set forth in Exhibit A attached hereto.

1.02.	The term “Impending Change of Control” refers to: (i) the execution by the Company of a definitive agreement providing for a transaction which, if consummated would constitute a Change of Control; or (ii) the initiation of a third party tender offer to acquire common stock of the Company, which acquisition, if completed, would result in a Change of Control; or (iii) such other event or events as the Mykrolis’ Board of Directors expressly designates, by reference to this Agreement, as constituting an Impending Change of Control.

1.03.	The term “Period of Employment” shall mean the period which begins upon the occurrence of an Impending Change of Control and which concludes on the earlier of (i) the close of business on the 180th day following the Change of Control resulting from such Impending Change of Control; or (ii) the date that the Mykrolis Board determines in good faith that a Change of Control will not result from the Impending Change of Control.

1.04.	The term “Involuntary Termination” shall mean the following events occurring either during the Period of Employment or, if a Period of Employment has occurred and concluded, within two years following the Change of Control, if any, to which such Period of Employment related:

(a)	Any discharge of Executive by Mykrolis or by any corporation succeeding to the business and assets of Mykrolis (a “Successor”);

(b)	Any resignation by Executive if such resignation shall have been requested by Mykrolis or by a Successor;

(c)	Any resignation by Executive if such resignation shall follow: (i) any reduction in the annual base salary, incentive compensation (whether under the Mykrolis Incentive Plan or any other incentive program), perquisites, life, health accident, or disability benefits or other fringe benefits, equity incentive programs and the like in each case applicable to Executive as compared to those in effect immediately prior to the beginning of the Period of Employment, or (ii) any material adverse change in the duties, status, responsibilities, scope, employment conditions or authority associated with Executive’s employment by Mykrolis, if the foregoing events shall not have been approved in advance by Executive; or (iii) the failure by the Company to comply with the provisions of Section 9.06(b) of this Agreement; or (iv)the relocation of Executive’s principal place of work to a location more than fifty (50) miles from its location immediately prior to the beginning of the Period of Employment without Executive’s prior written consent., provided, however, that: (X) changes in fringe benefit programs and perquisites shall not be regarded as reductions if Mykrolis’ Board of Directors determines in good faith that benefits and perquisites of equivalent value are substituted, and (Y) reductions in payout or other benefits in incentive programs shall not be regarded as reductions if Mykrolis’ Board of Directors determines in good faith that the differences are attributable to changing base levels and changing performance criteria and goals.

2. Employment; Period of Employment

2.01.	If an Impending Change of Control should occur while Executive is employed by Mykrolis, Executive agrees to remain in the employ of Mykrolis until the earlier of: (i) the expiration of the Period of Employment or (ii) the Involuntary Termination of the Executive, in the position and with the duties and responsibilities he then currently carries, with such changes therein as may from time to time be made by the Mykrolis Board of Directors, and upon the other terms and conditions hereinafter stated.

2.02.	Executive agrees that during the Period of Employment, and prior to any Change of Control, he will discharge his duties to the best of his ability and in furtherance of the interests of the Company and its stockholders as such interests are determined by the Mykrolis board of Directors., The Executive further agrees to use his best efforts at and after the occurrence of a Change of Control to effect an orderly and beneficial transfer of control to the party or parties comprising the new control group.

2.03.	Nothing in this Agreement shall be deemed to prevent the Executive from remaining in the employ of Mykrolis or any Successor beyond the Period of Employment either on the terms and conditions set forth herein or on others that may be mutually agreed upon.

3. Compensation and Benefit Plans

3.01.	For all services rendered by the Executive to the Company in any capacity during the Period of Employment and any subsequent period of employment prior to the Involuntary Termination of Executive, including, without limitation, services as an executive officer, director or member of any committee of Mykrolis or of any subsidiary, division or affiliate thereof, the Executive shall be paid:

(a)	base compensation equal to the salary he is receiving immediately prior to the beginning of the Period of Employment, payable not less often than monthly.

(b)	the executive shall continue to be a participant in the Mykrolis Incentive Plan, and its 2001 Equity Incentive Plan as in effect immediately prior to the beginning of the Period of Employment, and any and all other incentive plans in which key employees of the Company participate that are in effect.

(c)	the Executive, his dependents and beneficiaries shall be entitled to all payments and benefits and service credit for benefits during the Period of Employment to which officers of Mykrolis, their dependents and beneficiaries are entitled immediately prior to the beginning of the Period of Employment under the terms of the then effective employee plans and practices of Mykrolis.

3.02.	For the two year period commencing immediately after the Period of Employment, the Executive and his family shall be entitled to and receive all medical, dental and life insurance benefits to which they had been entitled immediately prior to the beginning of the Period of Employment. Notwithstanding the foregoing, to the extent the relevant Company plans or policies preclude the provision of the benefits outlined above to Executive following his/her termination from the Company, the Company shall, at its option, separately provide Executive with substantially equivalent benefits at the Company’s expense or provide Executive with a lump sum cash payment approximating, in the good faith judgment of the Board, the value of such benefits.

3.03.	In consideration of the benefits provided under this Agreement, Executive expressly waives the application to Executive of the provisions of Section 7(a) of the 2001 Equity Incentive Plan and of Subsection 7.7.3 of the 2003 Employment Inducement and Acquisition Stock Option Plan relating to the acceleration of stock option and restricted stock awards and agrees that the provisions of Section 4.03 of this Agreement shall supersede such provisions.

4. Involuntary Termination Payment

4.01.	In the event of Involuntary Termination of Executive’s employment, Mykrolis shall provide the Executive with a lump sum severance payment (the “Termination Payment”) in an amount equal to two years compensation at the highest annual rate of target total cash compensation to the Executive during the three years prior to Involuntary Termination.

4.02.	In the event of a Change of Control opposed by the Mykrolis Board of Directors, in order to assure Executive’s receipt of the Termination Payment as against a possibly hostile successor control group, Mykrolis shall, just prior to a Change in Control, deposit an amount equal to the Termination Payment with an escrow agent reasonably satisfactory to the Executive to be held for the duration of the Period of Employment for release to the Executive in the event of an Involuntary Termination. If no event constituting an Involuntary Termination shall have occurred within the Period of Employment, then the escrow agent shall return such amount to the Company on the day following the expiration of the Period of Employment.

4.03.	In the event of Involuntary Termination of Executive’s employment, Executive will become immediately entitled to exercise any and all stock options previously granted to him by Mykrolis (including any such options assumed by a Successor or awarded by a Successor in substitution therefor) for a period of one year following such Involuntary Termination or until the earlier original expiration period of the option and any and all restricted stock (including any substituted stock of a Successor) shall become free of any restrictions. In the event that Involuntary Termination occurs prior to a Change of Control and Mykrolis options are not assumed (and no substitute options are granted) in connection with the Change of Control, any options held by Executive pursuant to this Section 4.03 shall be treated no less favorably than other vested options then held by Mykrolis employees. The provisions of this Section 4.03 shall apply notwithstanding any provision to the contrary in the option agreement, the restricted stock agreement or any plans under which they were granted.

4.04.	Executive’s entitlement to receive the Termination Payment called for by this Section 4 shall be conditioned upon his having complied to the best of his abilities with the commitments contained in Sections 2.01 and 2.02. In the event of an Involuntary Termination described in Section 1.04, he shall be deemed to have so complied if he shall have complied to the best of his abilities with the requirements of those sections until the time of his discharge or resignation pursuant to such clauses.

5. Confidential Information

5.01.	The Executive agrees not to disclose, either while in Mykrolis’ employ or at any time thereafter, to any person not employed by Mykrolis, or not engaged to render services to Mykrolis, any confidential information obtained by him while in the employ of Mykrolis, including without limitation, any of Mykrolis’ inventions, processes, methods of distribution or customers or trade secrets, provided, however, that this provision shall not preclude the Executive from use or disclosure of information known generally to the public or for information not considered confidential by persons engaged in the business conducted by Mykrolis or from disclosure required by law or Court order.

5.02.	The Executive also agrees that upon leaving Mykrolis’ employ he will not take with him, without the prior written consent of an officer authorized to act in the matter by Mykrolis’ Board of Directors any drawing, blueprint, specification or other document of Mykrolis, its subsidiaries, affiliates and divisions, which is of a confidential nature relating to Mykrolis, its subsidiaries, affiliates, and divisions, or without limitation, relating to its or their methods of distribution, or any description of any formulae or secret processes.

6. Certain Tax-Related Payments

Payments and benefits under this Agreement shall be made and provided without regard to whether the deductibility of such payments (or any other payments or benefits to or for the benefit of Executive) would be limited or precluded by Section 280G (“Section 280G”) of the U.S. Internal Revenue Code (the “Code”) and without regard to whether such payments (or any other payments or benefits) would subject Executive to the federal excise tax applicable to certain “excess parachute payments” under Section 4999 of the Code (the “Excise Tax”). If any portion of the payments or benefits to or for the benefit of Executive (including, but not limited to, payments and benefits under this Agreement but determined without regard to this paragraph) constitutes an “excess parachute payment” within the meaning of Section 280G (the aggregate of such payments being hereinafter referred to as the “Excess Parachute Payments”), the Company shall promptly pay to Executive an additional amount (the “gross-up payment”) that after reduction for all taxes (including but not limited to the Excise Tax) with respect to such gross-up payment equals the Excise Tax with respect to the Excess Parachute Payments. The determination as to whether Executive’s payments and benefits include Excess Parachute Payments and, if so, the amount of such payments, the amount of any Excise Tax owed with respect thereto, and the amount of any gross-up payment shall be made at the Company’s expense by PricewaterhouseCoopers or by such other certified public accounting firm as the Mykrolis Board of Directors may designate prior to a Change in Control (the “accounting firm”). Notwithstanding the foregoing, if the U.S. Internal Revenue Service shall assert an Excise Tax liability that is higher than the Excise Tax (if any) determined by the accounting firm, the Company shall promptly augment the gross-up payment to address such higher Excise Tax liability.

7. Notices

All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be sufficiently given when mailed in the continental United States by registered or certified mail or personally delivered to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

To Mykrolis:	Mykrolis Corporation
129 Concord Road
Billerica, MA 01821
Attn: Vice president & General Counsel

To the Executive:	c/o Mykrolis Corporation,
with an additional copy to the Executive’s home address

8. No Mitigation and No Offset

8.01.	The amounts payable to Executive hereunder shall be absolutely owing, and not subject to reduction or mitigation as a result of employment by Executive elsewhere after his employment with Mykrolis is terminated.

8.02.	There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payments to the Executive, his dependents, beneficiaries or estate, provided for in this Agreement.

9. General Provisions

9.01.	Should the Executive’s employment be terminated either on a voluntary or involuntary basis other than as provided for in this Agreement, then any and all termination payments and other provisions associated with any such severance of employment shall be determined in accordance with Mykrolis’ policies and procedures then in effect and not in accordance with this Agreement. Except as specifically provided for herein, nothing shall be deemed to give the Executive the right to continue in the employ of Mykrolis.

9.02.	Mykrolis and the Executive recognize that each party will have no adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such breach, Mykrolis (with respect to Sections 3, 4, 5 and 6) and the Executive (with respect to Section 7) hereby agree and consent that the other shall be entitled to a decree of specific performance, or other appropriate remedy to enforce performance of such agreements.

9.03.	No right or interest to or in any payments shall be assignable by the Executive; provided, however, that this provision shall not preclude him from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude the legal representative of his estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate.

9.04.	No right, benefit or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

9.05.	The titles to sections in this Agreement are intended solely for the convenience and no provision of this Agreement is to be construed by reference to the title of any section. This Agreement shall be binding upon and shall inure to the benefit of the Executive, his heirs and legal representatives, and Mykrolis and its successors.

9.06.	(a) Mykrolis will indemnify the Executive for all costs and expenses (including fees and expenses of counsel) incurred by the Executive in connection with an action to enforce his rights under this Agreement (including any action to enforce this right of indemnity) in which action the Executive prevails.

(b) Mykrolis must require that any entity with which it merges or consolidates or to which it agrees to transfer a substantial portion of its assets expressly assume the obligations of the Company under this Agreement (including assumption of options vested pursuant to Section 4.03 above by a Successor or award of substituted options by such) and that any successor or successors of such an entity, whether by merger, consolidation or transfer of assets, also expressly assume all such obligations. Notwithstanding the foregoing, the Company shall not be deemed to have breached its obligations under this Section 9.06(b) if it negotiates with any Successor entity to provide a substitute agreement on terms (which may be different than the terms herein) that are reasonably acceptable to Executive.

9.07.	No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be authorized by the Board of Directors of Mykrolis or any authorized committee of the Board of Directors and shall be agreed to in writing, signed by the Executive and by an officer of Mykrolis thereunto duly authorized. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same time or at any prior or subsequent time. Mykrolis agrees that in the event that a proposed Change of Control transaction currently under evaluation by the Mykrolis Board of Directors is not consummated on or before December 31, 2005, the Executive shall have the right and option to replace this Agreement with an agreement containing the same terms and conditions as the prior agreement.

9.08.	The validity, interpretation, construction performance and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts as applied to transactions taking place wholly within Massachusetts between Massachusetts residents.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MYKROLIS CORPORATION

By

EXHIBIT A

“Change of Control” means the occurrence of any of the following events:

(1)	any Person (other than an Inadvertent Acquiring Person”, as defined below) becomes the owner of 15% or more of the Company’s Common Stock; or

(2)	individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Continuing Directors”) cease for any reason to constitute at least a majority of such Board (a “Board Change”); provided, however, that any individual becoming a director after the Effective Date whose election or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Continuing Directors will be considered as though such individual were a Continuing Director, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”)) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(3)	execution of an agreement of acquisition, merger, reorganization, consolidation of or other transaction which contemplates either (i) that all or substantially all of the business and/or assets of the Company will be owned or controlled by a Person or Persons (as those terms are used in Section 13(d) of the Exchange Act) other than the Persons owning or controlling such business and assets on the Effective Date or (ii) that a Board Change will occur, provided, however, that if such agreement requires, as a condition precedent, approval by the Company’s shareholders, a Change of Control will not be deemed to have occurred until such approval has been obtained; or

(4)	liquidation or dissolution of the Company or sale of all or substantially all of the Company’s assets;

In addition, for purposes of this definition the term “Inadvertent Acquiring Person” means a Person that (i) the Company, upon the affirmative vote of two-thirds of the Continuing Directors then in office, determines in good faith has become the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) of 15% or more of the Company’s Common Stock inadvertently and without any intention of changing or influencing the control, management or policies of the Company or of engaging in any of the actions specified in Item 4 of Schedule 13D under the Exchange Act, and (ii) within 10 business days following receipt of request by the Company to advise it regarding the same, certifies affirmatively to the Company with respect to the matters set forth in clause (i) above; and (iii) as promptly as practicable divests himself, herself or itself of beneficial ownership of a sufficient number of shares of Common Stock of the Company so that such Person would no longer be the beneficial owner of 15% or more of the Company’s Common Stock.